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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Equity Residential Properties Trust for the registration of $500,000,000 preferred shares of beneficial interest, common shares of beneficial interest and depository shares, representing preferred shares and to the incorporation by reference therein of our report dated May 17, 1996, with respect to the Combined Statement of Revenue and Certain Expenses of the 1996 Acquired Properties and Probable Properties for the year ended December 31, 1995, included in the Current Report of Equity Residential Properties Trust on Form 8-K, as amended, dated May 23, 1996, filed with the Securities and Exchange Commission.



                              ERNST & YOUNG LLP

Chicago, Illinois
September 18, 1996